Exhibit 10.12

            , 2018

Christine Gorjanc

c/o Arlo Technologies, Inc.

350 E. Plumeria Dr.

San Jose, CA 95134

Re: Confirmatory Employment Letter

Dear Christine:

This letter agreement (the “Agreement”) is entered into between Christine Gorjanc (“you”) and Arlo Technologies, Inc. (the “Company” or “we”), effective as of August     , 2018 (the “Effective Date”), to confirm the terms and conditions of your employment with the Company as of the Effective Date. Except as set forth in this Agreement, this Agreement supersedes and replaces any and all employment terms, compensation, or benefits you may have had or to which you may have been entitled prior to the Effective Date, including without limitation the employment agreement by and between you and NETGEAR, Inc. (“NETGEAR”) as of November 16, 2005, as amended.

1.	Title; Position. You will continue to serve as the Company’s Chief Financial Officer. You also will continue to report to the Company’s Chief Executive Officer and will perform the duties and responsibilities customary for such position and such other related duties as are lawfully assigned by the Company’s Chief Executive Officer. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. You may engage in civic and not-for-profit activities as long as such activities do not interfere with the performance of your duties under this Agreement. By signing this Agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. The Company acknowledges that your service as a member of the board of directors of lnvitae Corporation shall not be considered a conflict or breach of this paragraph.

2.	Base Salary. As of the Effective Date, your annual base salary will be $557,000, which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment from time to time by our Board of Directors (“Board”) or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.

3.

Annual Bonus. For each Company fiscal year commencing with the fiscal year beginning on January 1, 2019, you will have the opportunity to earn a target annual cash bonus equal to 75% of your annual base salary earned during the fiscal year, based on achieving performance objectives established by the Board or the Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Committee. With respect to the period between July 2, 2018 and December 31, 2018, you will be eligible to receive a target bonus equal to 75% of your base salary earned during the period between July 2, 2018 and December 31, 2018, based on achieving performance objectives established by the Board or the Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Committee. Unless determined otherwise by the Board or Committee, as applicable, any such bonus will be subject to your continued employment through and until the date of payment. Your bonus opportunity and the applicable terms and conditions may be adjusted from time to time by the Board or the Committee, as applicable, in its sole discretion.

4.	Equity Awards. Subject to the approval of the Board, the Company will grant you an option to purchase 468,750 shares of the Company’s common stock (“Option”) under the Company’s 2018 Equity Incentive Plan. The complete terms and conditions of the Option (including how the Option will be treated on a change in control of the Company) are set forth in the Option Agreement provided to you with this letter. If there is any conflict between the general terms described above and the provisions of the Option Agreement, the Option Agreement will govern.

In addition, you will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or the Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

In addition, in the event of a spin-off of the Company from NETGEAR, you acknowledge and agree that your awards of stock options, restricted stock units, or other equity awards held by you relating to shares of NETGEAR common stock will be treated as set forth in the Employee Matters Agreement by and between the Company and NETGEAR that will be entered into in connection with the IPO.

5.	Employee Benefits. You will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company reserves the right to modify, amend, suspend or terminate the benefit plans and programs it offers to its employees at any time.

6.	Severance. You will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your position within the Company. The Severance Agreement will specify the severance payments and benefits you may become entitled to receive in connection with certain qualifying terminations of your employment with the Company. These protections will supersede all other severance payments and benefits to which you otherwise may be entitled, or may become entitled in the future, under any plan, program or policy that the Company may have in effect from time to time. For purposes of clarification, any severance benefits or arrangements that may have applied to you before the Effective Date no longer will apply and you will have no rights or entitlements under any such plans, programs, agreements or arrangements.

7.	Confidentiality Agreement; Arbitration; Class Action Waiver. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the Company’s At-Will Employment, Confidential Information and Invention Assignment Agreement you previously signed with the Company (the “Confidentiality Agreement”) still apply. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree to an arbitration in which (i) you are waiving any and all rights to a jury trial, but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding individual arbitration and not in a Class or Collective Action, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Your acceptance of this Agreement confirms that the terms of the Company’s Mutual Arbitration Agreement you previously signed with the Company (the “Mutual Arbitration Agreement”) still apply.

8.	At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any of its affiliates. Your employment with the Company will continue to be “at will.” It is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice.

9.

Protected Activity Not Prohibited. Nothing in this Agreement or in any other agreement between you and the Company, as applicable, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any state, federal, or local governmental agency or commission, including the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (the “Government Agencies”). You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidentiality Agreement regarding your right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

10.	Miscellaneous. This Agreement, together with the Confidentiality Agreement, the Option Agreement, the Severance Agreement, the Mutual Arbitration Agreement and any outstanding equity-based award and the applicable award agreements governing such awards, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. This Agreement may be modified only by a written agreement signed by you and a duly authorized officer of the Company.

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to me.

Sincerely,

Arlo Technologies, Inc.

By:
Andrew Kim
President

Agreed to and accepted:

Christine Gorjanc

Dated: